Exhibit 99.1

B&G Foods Reports Strong Net Sales and Earnings Growth for Fourth Quarter and Full Year 2020

— Net Sales Increased 18.5% and Base Business Net Sales Increased 14.7% for Full Year 2020 —

—Net Cash Provided by Operating Activities Increased to $281.5 Million for Full Year 2020—

Parsippany, N.J., March 2, 2021—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the fourth quarter and full year 2020, which include the favorable impact of continued strong demand for the Company’s products due to the ongoing COVID-19 pandemic and an extra reporting week in fiscal 2020 as compared to fiscal 2019, as well as the impact of the Crisco acquisition, which was completed on December 1, 2020.

Fourth Quarter 2020 Financial Summary (vs. Fourth Quarter 2019 where applicable):

●	Net sales increased 8.5% to $510.2 million
●	Base business net sales[1] increased 2.5% to $482.2 million
●	Diluted earnings per share increased 18.8% to $0.19
●	Adjusted diluted earnings per share[1] increased 25.0% to $0.35
●	Net income increased 18.6% to $12.2 million
●	Adjusted net income[1] increased 28.1% to $22.8 million
●	Adjusted EBITDA[1] increased 5.6% to $73.3 million
●	Adjusted EBITDA before COVID-19 expenses[1] increased 11.7% to $77.6 million
●	Net cash provided by operating activities increased to $49.2 million from $45.2 million
●	Completed the acquisition of the iconic Crisco brand on December 1, 2020 – transition and integration is on track

Full Year 2020 Financial Summary (vs. Full Year 2019 where applicable):

●	Net sales increased 18.5% to $1,967.9 million
●	Base business net sales increased 14.7% to $1,904.9 million
●	Diluted earnings per share increased 74.4% to $2.04
●	Adjusted diluted earnings per share increased 37.8% to $2.26
●	Net income increased 72.8% to $132.0 million
●	Adjusted net income increased 37.0% to $146.0 million
●	Adjusted EBITDA increased 19.4% to $361.2 million
●	Adjusted EBITDA before COVID-19 expenses increased 23.9% to $374.8 million
●	Net cash provided by operating activities increased to $281.5 million from $46.5 million[2]

1	Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted diluted earnings per share,” “adjusted net income,” “EBITDA,” “adjusted EBITDA,” “adjusted EBITDA before COVID-19 expenses” and “base business net sales,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.
2	Excluding the negative tax impact of the gain on sale from the Pirate Brands divestiture, the Company’s net cash provided by operating activities for fiscal 2019 would have been approximately $120.4 million. See footnote (7) on page 11 of this earnings release.

Guidance for Full Year Fiscal 2021:

●	Net sales range of $2.05 billion to $2.10 billion

Commenting on the results, David L. Wenner, Interim President and Chief Executive Officer of B&G Foods, stated, “It would be a gross understatement to say that 2020 was a year like no other year; COVID-19 brought an incredible amount of suffering, inconvenience and, unfortunately, death with it. It’s humbling that our company benefitted from such tragedy, and at the same time a tribute to our employees, working in the midst of a pandemic, that we were able to respond as well as we did to the increased needs of consumers as they coped with COVID-19 and the resultant quarantines.”

“For the year, our net sales increased 18.5% to $1.968 billion and adjusted EBITDA increased 19.4% to $361.2 million. The remarkable increase slowed in the fourth quarter but demand for our products remains elevated and through the first two months of fiscal 2021, we have had a strong start to the year.”

“In late fiscal 2020, we completed the acquisition of the iconic Crisco brand of oils and shortening and the transition and integration are on track. Consistent with our acquisition strategy, the acquisition has been immediately accretive to our earnings per share and free cash flow.”

Mr. Wenner concluded, “I’d like to thank our employees, all of whom have made this company successful in an extremely challenging year, and in particular to the workers who have been on the front lines in our manufacturing facilities, distribution centers and offices on a daily basis and also to those employees working remotely, making sure we can supply the food that consumers need. Without their dedicated efforts we could not have reached the company records that we set in fiscal 2020.”

Financial Results for the Fourth Quarter of 2020

Net sales for the fourth quarter of 2020 increased $40.0 million, or 8.5%, to $510.2 million from $470.2 million for the fourth quarter of 2019. The increase was primarily attributable to the Crisco acquisition, net pricing and increased demand for the Company’s products due to the COVID-19 pandemic. This was partially offset by supply chain constraints for certain of the Company’s products as a result of increased demand as well as inventory building by retailers and other customers in the third quarter of 2020 in anticipation of increased COVID-19 restrictions in the fourth quarter. The Company’s net sales benefited $28.1 million from acquisitions, including $27.8 million from the Crisco acquisition, which was completed on December 1, 2020.

Base business net sales for the fourth quarter of 2020 increased $12.0 million, or 2.5%, to $482.2 million from $470.2 million for the fourth quarter of 2019. The increase in base business net sales reflected an increase in net pricing and the impact of product mix of $11.7 million, or 2.5% of base business net sales, an increase in unit volume of $0.2 million, and the positive impact of foreign currency of $0.1 million.

Net sales of Cream of Wheat increased $2.7 million, or 16.1%; net sales of Ortega increased $2.5 million, or 7.3%; net sales of Maple Grove Farms increased $2.1 million, or 12.2%; net sales of the Company’s spices & seasonings3 increased $2.1 million, or 2.4%; and net sales of Green Giant (including Le Sueur) increased $0.9 million, or 0.6%, for the fourth quarter of 2020 as compared to the fourth quarter of 2019. Net sales of Green Giant in the fourth quarter of 2020 were negatively impacted by industry-wide supply-chain constraints for shelf-stable vegetable products, which caused the Company to place products on allocation with customers to ensure continued supply throughout the year. Net sales of Victoria decreased $0.6 million, or 4.7% for the fourth quarter of 2020 as compared to the fourth quarter of 2019, primarily as a result of the shift of a key promotional event from the fourth quarter of 2019 to the third quarter of 2020. Net sales of all other brands in the aggregate increased $2.3 million, or 1.5%, for the fourth quarter of 2020.

[3]	Includes the spices & seasoning brands acquired in the fourth quarter of 2016, as well as the Company’s legacy spices & seasonings brands, such as Dash and Ac’cent.

Gross profit was $106.7 million for the fourth quarter of 2020, or 20.9% of net sales. Excluding the negative impact of $2.1 million of acquisition/divestiture-related expenses, the amortization of acquisition-related inventory fair value step-up and non-recurring expenses included in cost of goods sold during the fourth quarter of 2020, the Company’s gross profit would have been $108.8 million, or 21.3% of net sales. Gross profit was $94.4 million for the fourth quarter of 2019, or 20.1% of net sales. Excluding the negative impact of $2.6 million of acquisition/divestiture-related expenses, the amortization of acquisition-related inventory fair value step-up and non-recurring expenses included in cost of goods sold during the fourth quarter of 2019, which includes the Company’s gross profit would have been $97.0 million, or 20.6% of net sales.

Selling, general and administrative expenses increased $14.0 million, or 31.5%, to $58.5 million for the fourth quarter of 2020 from $44.5 million for the fourth quarter of 2019. The increase was composed of increases in consumer marketing expenses of $4.5 million, acquisition/divestiture-related and non-recurring expenses of $3.8 million, warehousing expenses of $2.3 million, selling expenses of $1.8 million and general and administrative expenses of $1.6 million. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 2.0 percentage points to 11.5% for the fourth quarter of 2020, compared to 9.5% for the fourth quarter of 2019.

Net interest expense decreased $3.4 million, or 12.3%, to $24.3 million for the fourth quarter of 2020 from $27.7 million in the fourth quarter of 2019. The decrease was primarily attributable to a lower effective interest rate on our long-term debt. Net interest expense is expected to increase in fiscal 2021, primarily as a result of incremental borrowings the Company made in the fourth quarter of 2020 to fund the Crisco acquisition and related fees and expenses.

The Company’s net income was $12.2 million, or $0.19 per diluted share, for the fourth quarter of 2020, compared to net income of $10.3 million, or $0.16 per diluted share, for the fourth quarter of 2019. The Company’s adjusted net income for the fourth quarter of 2020 was $22.8 million, or $0.35 per adjusted diluted share, compared to $17.8 million, or $0.28 per adjusted diluted share, for the fourth quarter of 2019.

For the fourth quarter of 2020, adjusted EBITDA was $73.3 million, an increase of $3.8 million, or 5.6%, compared to $69.5 million for the fourth quarter of 2019. The increase in adjusted EBITDA was primarily attributable to increased net sales for the reasons described above. Adjusted EBITDA as a percentage of net sales was 14.4% for the fourth quarter of 2020, compared to 14.8% in the fourth quarter of 2019.

For the fourth quarter of 2020, adjusted EBITDA before COVID-19 expenses was $77.6 million, an increase of $8.1 million, or 11.7%, compared to $69.5 million for the fourth quarter of 2019. COVID-19 expenses of $4.3 million for the fourth quarter of 2020 primarily include temporary enhanced compensation for the Company’s manufacturing employees, compensation the Company continues to pay manufacturing employees while in quarantine (which is incremental to the compensation the Company pays to the manufacturing employees who produce the Company’s products while others are in quarantine), and expenses relating to other precautionary health and safety measures. Adjusted EBITDA before COVID-19 expenses as a percentage of net sales was 15.2% for the fourth quarter of 2020, compared to 14.8% in the fourth quarter of 2019.

Financial Results for the Full Year Fiscal 2020

Net sales for fiscal 2020 increased $307.5 million, or 18.5%, to $1,967.9 million from $1,660.4 million for fiscal 2019. The increase was primarily attributable to materially increased net sales beginning in March (as compared to prior year) resulting from increased demand for the Company’s products due to the COVID-19 pandemic, partially offset by supply chain constraints for certain of the Company’s products as a result of increased demand. The Company’s net sales also benefited from acquisitions and from one extra reporting week in fiscal 2020 (which occurred in the third quarter) compared to fiscal 2019. Acquisitions benefited the Company’s net sales in fiscal 2020 by $63.0 million, which primarily includes $33.7 million of net sales from an additional seven and one-half months of Clabber Girl net sales and $27.8 million of net sales from one month of Crisco net sales. The Clabber Girl acquisition closed on May 15, 2019 and the Crisco acquisition closed on

December 1, 2020. The Company estimates that the additional week in fiscal 2020 contributed approximately $35.0 million to the Company’s net sales.

Base business net sales for fiscal 2020 increased $244.5 million, or 14.7%, to $1,904.9 million from $1,660.4 million for fiscal 2019. The increase in base business net sales reflected an increase in unit volume of $209.8 million and an increase in net pricing (inclusive of the impact of the Company’s 2019 list price increases, the trade spend optimization program the Company initiated in 2019, and a temporarily lower trade spend environment in the industry during the first half of the year) and the impact of product mix of $35.8 million, or 2.2% of base business net sales, partially offset by the negative impact of foreign currency of $1.1 million.

Net sales of Green Giant (including Le Sueur) increased $112.2 million, or 21.3%; net sales of the Company’s spices & seasonings3 increased $30.9 million, or 9.2%; net sales of Ortega increased $17.9 million, or 12.7%; net sales of Cream of Wheat increased $12.9 million, or 21.6%; net sales of Victoria increased $11.3 million, or 26.4%; and net sales of Maple Grove Farms increased $6.1 million, or 8.7%, in fiscal 2020, as compared to fiscal 2019. Net sales of all other brands in the aggregate increased $53.2 million, or 11.0%, for fiscal 2020.

Gross profit was $481.7 million for fiscal 2020, or 24.5% of net sales. Excluding the negative impact of $5.0 million of acquisition/divestiture-related expenses, the amortization of acquisition-related inventory fair value step-up and non-recurring expenses included in cost of goods sold during fiscal 2020, the Company’s gross profit would have been $486.7 million, or 24.7% of net sales. Gross profit was $383.1 million for fiscal 2019, or 23.1% of net sales. Excluding the negative impact of $22.0 million of acquisition/divestiture-related expenses, the amortization of acquisition-related inventory fair value step-up and non-recurring expenses included in cost of goods sold during fiscal 2019, which includes expenses related to the trailing non-cash accounting impact of the Company’s 2018 inventory reduction plan, the Company’s gross profit would have been $405.1 million, or 24.4% of net sales.

Selling, general and administrative expenses increased $25.5 million, or 15.8%, to $186.2 million for fiscal 2020 from $160.7 million for fiscal 2019. The increase was composed of increases in general and administrative expenses of $10.7 million, selling expenses of $8.2 million, consumer marketing expenses of $7.7 million and warehousing expenses of $2.0 million, partially offset by a decrease in acquisition/divestiture-related and non-recurring expenses of $3.1 million. Expressed as a percentage of net sales, selling, general and administrative expenses improved by 0.2 percentage points to 9.5% for fiscal 2020, compared to 9.7% for fiscal 2019.

Net interest expense increased $3.5 million, or 3.6%, to $101.6 million for fiscal 2020 from $98.1 million in fiscal 2019. The increase was primarily attributable to the following factors: (1) additional interest expense of $1.5 million resulting from one extra week in the third quarter of 2020, (2) the accelerated amortization of $1.1 million of deferred debt financing costs resulting from the Company’s voluntary partial prepayment of tranche B term loans in the third quarter of 2020, and (3) an increase in average long-term debt outstanding during fiscal 2020 as compared to fiscal 2019. Net interest expense is expected to increase in fiscal 2021 primarily as a result of incremental borrowings the Company made in the fourth quarter of 2020 to fund the Crisco acquisition and related fees and expenses.

The Company’s net income was $132.0 million, or $2.04 per diluted share, for fiscal 2020, compared to net income of $76.4 million, or $1.17 per diluted share, for fiscal 2019. The Company’s adjusted net income for fiscal 2020 was $146.0 million, or $2.26 per adjusted diluted share, compared to $106.6 million, or $1.64 per adjusted diluted share, for fiscal 2019.

For fiscal 2020, adjusted EBITDA was $361.2 million, an increase of $58.7 million, or 19.4%, compared to $302.5 million for fiscal 2019. The increase in adjusted EBITDA was primarily attributable to increased net sales for the reasons described above. Adjusted EBITDA as a percentage of net sales was 18.4% for fiscal 2020, compared to 18.2% in fiscal 2019.

For fiscal 2020, adjusted EBITDA before COVID-19 expenses was $374.8 million, an increase of $72.3 million, or 23.9%, compared to $302.5 million for fiscal 2019. COVID-19 expenses of $13.5 million for fiscal 2020 include temporary enhanced compensation for the Company’s manufacturing employees, compensation the Company continues to pay manufacturing employees while in quarantine (which is incremental to the compensation the Company pays to the manufacturing employees who produce the Company’s products while others are in quarantine), and expenses relating to other precautionary health and safety measures. Adjusted EBITDA before COVID-19 expenses as a percentage of net sales was 19.0% for fiscal 2020, compared to 18.2% in fiscal 2019.

Full Year Fiscal 2021 Guidance

For fiscal 2021, net sales will be positively impacted by an additional eleven months of ownership of the Crisco brand, and are expected to be approximately $2.05 billion to $2.10 billion.

B&G Foods continues to see strong consumer demand for its products and expects to see commensurate elevated levels of net sales throughout fiscal 2021. However, the Company’s management is not able to fully estimate the impact COVID-19 will have on the Company’s fiscal 2021 results and therefore is unable at this time to provide more detailed guidance for fiscal 2021. The ultimate impact of the COVID-19 pandemic on the Company’s business will depend on many factors, including, among others: how long social distancing and stay-at-home and work-from home mandates and recommendations remain in effect; whether additional waves of COVID-19 will affect the United States and the rest of North America; the Company’s ability to continue to operate its manufacturing facilities, maintain its supply chain without material disruption, procure ingredients, packaging and other raw materials when needed despite unprecedented demand in the food industry; the extent to which macroeconomic conditions resulting from the pandemic and the pace of the subsequent recovery may impact consumer eating and shopping habits; and the extent to which consumers continue to work remotely even after the pandemic subsides and how that may impact consumer habits.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, March 2, 2021 to discuss fourth quarter and full year 2020 financial results. The live audio webcast of the conference call can be accessed at www.bgfoods.com/investor-relations. A replay of the webcast will be available following the conference call through the same link.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income” (net income adjusted for certain items that affect comparability), “adjusted diluted earnings per share,” (diluted earnings per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt), “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on sale of assets), non-recurring expenses, gains and losses and the non-cash accounting impact of the Company’s inventory reduction plan) and “adjusted EBITDA before COVID-19 expenses” (adjusted EBITDA as adjusted for COVID-19 expenses) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP) in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses, and a reconciliation of EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses to net income and to net cash provided by operating activities, is included below for fourth quarter and full year 2020 and 2019, along with the components of EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses. Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Cream of Wheat, Crisco, Dash, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales and overall expectations for fiscal 2021 and beyond, and B&G Foods’ expectations regarding the Crisco acquisition. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the impact of the COVID-19 pandemic on the Company’s business, including, without limitation, the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption; whether and when the Company will be able to realize the expected financial results and accretive effect of the Crisco acquisition, and how customers, competitors, suppliers and employees will react to the acquisition; the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; the Company’s ability to successfully complete the integration of recent or future acquisitions into the Company’s enterprise resource planning (ERP) system; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act and the U.S. CARES Act; the Company’s

ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	January 2,	December 28,
	2021	2019
Assets
Current assets:
Cash and cash equivalents	$52,182	$11,315
Trade accounts receivable, net	132,935	143,908
Inventories	492,804	472,187
Prepaid expenses and other current assets	43,619	25,449
Income tax receivable	15,761	8,934
Total current assets	737,301	661,793

Property, plant and equipment, net	371,854	304,934
Operating lease right-of-use assets	32,216	38,698
Goodwill	644,747	596,391
Other intangible assets, net	1,971,326	1,615,126
Other assets	5,948	3,277
Deferred income taxes	4,178	7,371
Total assets	$3,767,570	$3,227,590

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$126,537	$114,936
Accrued expenses	77,460	55,659
Current portion of operating lease liabilities	11,034	9,813
Current portion of long-term debt	—	5,625
Income tax payable	101	454
Dividends payable	30,520	30,421
Total current liabilities	245,652	216,908

Long-term debt	2,334,086	1,874,158
Deferred income taxes	293,121	254,339
Long-term operating lease liabilities, net of current portion	23,959	31,997
Other liabilities	38,875	37,646
Total liabilities	2,935,693	2,415,048

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 64,252,859 and 64,044,649 shares issued and outstanding as of January 2, 2021 and December 28, 2019, respectively	643	640
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(35,594)	(31,894)
Retained earnings	866,828	843,796
Total stockholders’ equity	831,877	812,542
Total liabilities and stockholders’ equity	$3,767,570	$3,227,590

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 2,	December 28,	January 2,	December 28,
	2021	2019	2021	2019
Net sales	$510,241	$470,172	$1,967,909	$1,660,414
Cost of goods sold	403,544	375,775	1,486,169	1,277,290
Gross profit	106,697	94,397	481,740	383,124

Operating expenses:
Selling, general and administrative expenses	58,476	44,480	186,191	160,745
Amortization expense	4,914	4,722	19,111	18,543
Operating income	43,307	45,195	276,438	203,836

Other income and expenses:
Interest expense, net	24,316	27,721	101,634	98,126
Loss on extinguishment of debt	—	1,177	—	1,177
Other income	(702)	(317)	(2,558)	(1,159)
Income before income tax expense	19,693	16,614	177,362	105,692
Income tax expense	7,521	6,355	45,374	29,303
Net income	$12,172	$10,259	$131,988	$76,389

Weighted average shares outstanding:
Basic	64,253	64,045	64,163	65,013
Diluted	64,927	64,045	64,557	65,039

Earnings per share:
Basic	$0.19	$0.16	$2.06	$1.17
Diluted	$0.19	$0.16	$2.04	$1.17

Cash dividends declared per share	$0.475	$0.475	$1.900	$1.900

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Before COVID-19 Expenses to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 2,	December 28,	January 2,	December 28,
	2021	2019	2021	2019
Net income	$12,172	$10,259	$131,988	$76,389
Income tax expense	7,521	6,355	45,374	29,303
Interest expense, net	24,316	27,721	101,634	98,126
Depreciation and amortization	17,193	15,192	63,701	58,734
Loss on extinguishment of debt(1)	—	1,177	—	1,177
EBITDA(2)	61,202	60,704	342,697	263,729
Acquisition/divestiture-related and non-recurring expenses(3)	10,824	8,780	17,227	21,519
Inventory reduction plan impact(4)	—	—	—	16,382
Amortization of acquisition-related inventory step-up(5)	1,323	—	1,323	891
Adjusted EBITDA(2)	73,349	69,484	361,247	302,521
COVID-19 expenses(6)	4,296	—	13,521	—
Adjusted EBITDA before COVID-19 expenses(2)	77,645	69,484	374,768	302,521
Income tax expense	(7,521)	(6,355)	(45,374)	(29,303)
Interest expense, net	(24,316)	(27,721)	(101,634)	(98,126)
Acquisition/divestiture-related and non-recurring expenses(3)	(10,824)	(8,780)	(17,227)	(21,519)
Inventory reduction plan impact(4)	—	—	—	(16,382)
Amortization of acquisition-related inventory step-up(5)	(1,323)	—	(1,323)	(891)
Net (gain)/loss on sales and disposals of property, plant and equipment	11	8	(50)	97
Deferred income taxes	22,745	4,793	42,613	20,415
Amortization of deferred debt financing costs and bond discount/premium	927	893	4,691	3,511
Share-based compensation expense	3,557	(369)	10,618	2,594
Changes in assets and liabilities, net of effects of business combinations	(7,431)	13,222	27,916	(116,413)
Net cash provided by operating activities(7)	$49,174	$45,175	$281,477	$46,504

(1)	Loss on extinguishment of debt for the fourth quarter and fiscal 2019 includes the write-off of deferred debt financing costs of $1.2 million relating to the redemption of all outstanding borrowings under the Company’s 4.625% senior notes due 2021.
(2)	EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt (see (1) above). The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of assets); non-recurring expenses, gains and losses, including distribution restructuring expenses, severance and other expenses relating to the separation of the Company’s former chief executive officer in fiscal 2020 and a workforce reduction in fiscal 2019; and the non-cash accounting impact of the Company’s inventory reduction plan. The Company defines adjusted EBITDA before COVID-19 expenses as adjusted EBITDA adjusted for COVID-19 expenses.

Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement and the Company’s senior notes indentures contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance. EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are not complete net cash flow measures because EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses may not be comparable to other similarly titled measures of other companies. However, EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(3)	Acquisition/divestiture-related and non-recurring expenses for the fourth quarter and fiscal 2020 of $10.8 million and $17.2 million, respectively, primarily includes $6.0 million and $10.5 million, respectively, of acquisition and integration expenses for the Crisco, Farmwise and Clabber Girl acquisitions, and $4.8 million and $6.7 million, respectively, of severance and other separation expenses primarily relating to the separation of the Company’s former chief executive officer in fiscal 2020 and a workforce reduction in fiscal 2019 and other non-recurring expenses. Acquisition/divestiture-related and non-recurring expenses for the fourth quarter and fiscal 2019 of $8.8 million and $21.5 million, respectively, primarily includes acquisition and integration expenses for the Clabber Girl acquisition, transition expenses for the Pirate Brands sale, and severance and other expenses primarily relating to a workforce reduction in fiscal 2019.
(4)	Inventory reduction plan impact relates to the Company’s 2018 inventory reduction plan. For fiscal 2019, inventory reduction plan impact of $16.4 million includes the trailing non-cash accounting impact of the underutilization of the Company’s manufacturing facilities in 2018 as the Company reduced inventory during the implementation of the inventory reduction plan.
(5)	For the fourth quarter and fiscal 2020, amortization of acquisition-related inventory step-up of $1.3 million primarily relates to the purchase accounting adjustments made to inventory acquired in the Crisco acquisition. For fiscal 2019, amortization of acquisition-related inventory step-up of $0.9 million relates to the purchase accounting adjustments made to inventory acquired in the Clabber Girl acquisition.
(6)	COVID-19 expenses for the fourth quarter and fiscal 2020 of $4.3 million and $13.5 million, respectively, primarily include temporary enhanced compensation for the Company’s manufacturing employees; compensation the Company continues to pay manufacturing employees while in quarantine (which is incremental to the compensation the Company pays to the manufacturing employees who produce the Company’s products while others are in quarantine); and expenses relating to other precautionary health and safety measures.
(7)	The Company’s divestiture of Pirate Brands during the fourth quarter of 2018 resulted in a gain on sale during 2018 of approximately $176.4 million. The gain on sale negatively impacted the Company’s income taxes for 2019 by approximately $73.9 million, which includes cash tax payments the Company made during the second quarter of 2019 of $44.7 million and a cash tax benefit the Company otherwise would have expected to receive of approximately $29.2 million. Excluding the negative tax impact of the gain on sale, the Company’s net cash provided by operating activities for fiscal 2019 would have been approximately $120.4 million.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share to Net Income

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 2,	December 28,	January 2,	December 28,
	2021	2019	2021	2019
Net income	$12,172	$10,259	$131,988	$76,389
Loss on extinguishment of debt, net of tax(1)	—	889	—	889
Acquisition/divestiture-related and non-recurring expenses, net of tax(2)	8,172	6,629	13,006	16,247
Inventory reduction plan impact, net of tax(3)	—	—	—	12,368
Amortization of acquisition-related inventory step-up, net of tax(4)	999	—	999	673
Accelerated amortization of deferred debt financing costs(5)	—	—	808	—
Tax benefit(6)	—	—	(2,258)	—
Tax true-ups(7)	1,432	—	1,432	—
Adjusted net income	$22,775	$17,777	$145,975	$106,566
Adjusted diluted earnings per share	$0.35	$0.28	$2.26	$1.64

(1)	Loss on extinguishment of debt for the fourth quarter and fiscal 2019 includes the write-off of deferred debt financing costs and unamortized discount of $1.2 million (or $0.9 million, net of tax) relating to the redemption of all outstanding borrowings under the Company’s 4.625% senior notes due 2021.
(2)	Acquisition/divestiture-related and non-recurring expenses for the fourth quarter and fiscal 2020 primarily includes acquisition and integration expenses for the Crisco, Farmwise and Clabber Girl acquisitions, and severance and other separation expenses primarily relating to the separation of the Company’s former chief executive officer in fiscal 2020 and a workforce reduction in fiscal 2019 and other non-recurring expenses. Acquisition/divestiture-related and non-recurring expenses for the fourth quarter and fiscal 2019 primarily includes acquisition and integration expenses for the Clabber Girl acquisition, transition expenses for the Pirate Brands sale, and severance and other expenses primarily relating to a workforce reduction in fiscal 2019.
(3)	Inventory reduction plan impact relates to the Company’s 2018 inventory reduction plan. For fiscal 2019, inventory reduction plan impact of $16.4 million (or $12.4 million, net of tax) includes the trailing non-cash accounting impact of the underutilization of the Company’s manufacturing facilities in 2018 as the Company reduced inventory during the implementation of the inventory reduction plan.
(4)	For the fourth quarter and fiscal 2020, amortization of acquisition-related inventory step-up of $1.3 million (or $1.0 million, net of tax) primarily relates to the purchase accounting adjustments made to inventory acquired in the Crisco acquisition. For fiscal 2019, amortization of acquisition-related inventory step-up of $0.9 million (or $0.7 million, net of tax) relates to the purchase accounting adjustments made to inventory acquired in the Clabber Girl acquisition.
(5)	Interest expense for fiscal 2020 includes the accelerated amortization of deferred debt financing costs of $1.1 million (or $0.8 million, net of tax), resulting from the Company’s voluntary partial prepayment of tranche B term loans.
(6)	Fiscal 2020 includes a $2.3 million tax benefit associated with the U.S. CARES Act, which was recorded during the first quarter of 2020.
(7)	Tax true-ups for the fourth quarter and fiscal 2020 reflects $0.9 million of non-deductible compensation expenses related to the separation of our former chief executive officer in fiscal 2020 and $0.5 million for the impact of enacted state rate changes and other tax adjustments.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Base Business Net Sales(1) to Net Sales

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 2,	December 28,	January 2,	December 28,
	2021	2019	2021	2019
Net sales	$510,241	$470,172	$1,967,909	$1,660,414
Net sales from acquisitions(2)	(28,091)	—	(62,997)	—
Base business net sales	$482,150	$470,172	$1,904,912	$1,660,414

(1)	Base business net sales is a non-GAAP financial measure used by management to measure operating performance. The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued or divested brands. The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date. For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.

The definition of base business net sales set forth above, as it relates to acquisitions, was modified during the third quarter of 2019 from the definition the Company had most recently used. Under the Company’s most recent prior definition of base business net sales, for each acquisition, the excluded period started at the beginning of the most recent fiscal period being compared and ended on the last day of the quarter in which the first anniversary of the date of acquisition occurred. The Company believes that it is more useful to measure base business net sales on a partial quarter basis based upon the actual period of comparable ownership instead of adjusting for an entire quarter.

(2)	For the fourth quarter of 2020, primarily includes $27.8 million of net sales from one month of Crisco net sales. For fiscal 2020, primarily includes $33.7 million of net sales from an additional seven and one-half months of Clabber Girl net sales and $27.8 million of net sales from one month of Crisco net sales. The Clabber Girl acquisition closed on May 15, 2019 and the Crisco acquisition closed on December 1, 2020.